                                                                    EXHIBIT 99,2


                                VOTING AGREEMENT


         THIS VOTING AGREEMENT (this "Agreement"), dated as of December 15, 2003, is entered into by and among LIBERTE INVESTORS INC., a Delaware corporation ("LBI"), USAUTO HOLDINGS, INC., a Delaware corporation ("USAuto"), Hunter's Glen/Ford, Ltd., a Texas limited partnership ("Hunter's Glen"), and Turtle Creek Revocable Trust ("Turtle Creek"). Hunter's Glen and Turtle Creek are referred to herein individually as a "Stockholder" and collectively as the "Stockholders."

                                  WITNESSETH:

         WHEREAS, each Stockholder beneficially owns the shares of common stock, par value $.01 per share, of LBI (the "LBI Common Stock") set forth opposite such Stockholder's name on Exhibit A hereto;

         WHEREAS, LBI and USAuto are parties to that certain Agreement and Plan of Merger, dated December 15, 2003 (the "Merger Agreement"), by and among LBI, USAH Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LBI ("Merger Sub"), USAuto and the stockholders of USAuto (the "USAuto Stockholders"), pursuant to which USAuto will merge with and into Merger Sub (the "Merger");

         WHEREAS, as a condition to the willingness of USAuto to enter into the Merger Agreement, USAuto has requested that each Stockholder agree, and in order to induce USAuto to enter into the Merger Agreement, each Stockholder has agreed, among other things, (i) with respect to certain questions put to stockholders of LBI for a vote, to vote all shares of LBI Common Stock owned, whether beneficially, of record or both, by such Stockholder on the date hereof and all other shares of LBI Common Stock or voting capital stock of LBI or rights with respect thereto acquired (either beneficially, of record or both) by such Stockholder after the date hereof whether upon the exercise of options or warrants or conversion of convertible securities or otherwise (collectively the "LBI Voting Shares"), in each case in accordance with the terms and conditions of this Agreement, and (ii) in the event a Stockholder should fail to vote its LBI Voting Shares in accordance with this Agreement, to appoint USAuto as such Stockholder's proxy to vote all of the LBI Voting Shares of such Stockholder in accordance with this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to LBI and USAuto as follows:

         (a) Title to the Shares. Such Stockholder is the beneficial owner of the number of shares of LBI Common Stock set forth opposite such Stockholder's name on Exhibit A of this Agreement and has exclusive power to vote such shares on all matters submitted to holders of shares of LBI Common Stock. Such Stockholder does not have any rights of any nature to acquire any additional shares of LBI Common Stock except as set forth opposite such Stockholder's name on Exhibit B of this Agreement. Each Stockholder owns all of such shares of LBI Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided or described in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares.

         (b) Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by USAuto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (i) except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

         (c) No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign by such Stockholder or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder.

         2. Covenants of Stockholders. Each Stockholder hereby covenants and agrees that, during the time this Agreement is in effect, except as otherwise specifically contemplated by this Agreement, such Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Voting Shares, except in each case, unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement to the same extent as the transferor.

         3. Voting Agreement; Proxy of Stockholders.

         (a) Voting Agreement.

             (i) Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of LBI, however called, and in any action by written consent of the stockholders of LBI, such Stockholder shall: (i) vote such Stockholder's LBI Voting Shares in favor of the following matters which are to be submitted to the stockholders of LBI in connection with the transactions contemplated by the Merger Agreement: (A) the issuance of up to 14,000,000 shares of LBI Common

      Stock as partial consideration under the Merger Agreement (as amended from time to time), (B) the proposed amendment and restatement of LBI's certificate of incorporation, (C) the proposed amendment to LBI's 2002 Long Term Incentive Plan to increase the number of shares reserved for issuance thereunder, and (D) the election of two persons to LBI's Board of Directors; and (ii) vote the LBI Voting Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of LBI under the Merger Agreement or which is reasonably likely to result in any conditions to LBI's obligations under the Merger Agreement not being fulfilled. Each of the Stockholders may vote on all issues other than those specified in this Section 3(a) that may come before a meeting of the stockholders of LBI in such Stockholder's sole discretion, provided that such vote is not inconsistent with the purposes of this Agreement.

            (ii) Notwithstanding subsection 3(a)(i) above: (A) the Stockholders shall not be required to comply with any of the provisions of such subsection 3(a)(i) if (1) USAuto is in material breach of the Merger Agreement, (2) in satisfaction of its fiduciary duties, the Board of Directors of LBI withdraws its recommendation that the stockholders of LBI approve the Merger and/or the Rights Offering, or (3) LBI is in breach of any of the provisions of subsection 3(a)(ii)(B); and (B) LBI shall not (1) waive any material breach of the Merger Agreement, (2) waive any material term or condition of the Merger Agreement or (3) enter into any material amendment to the Merger Agreement, in each case without the prior written consent of each Stockholder (which consent shall not be unreasonably withheld).

         (b) Irrevocable Proxy. Each Stockholder agrees that, in the event such Stockholder shall fail to comply with the provisions of Section 3(a) hereof, such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of USAuto as the attorney-in-fact and proxy of such Stockholder pursuant to the provisions of Delaware law, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to, the LBI Voting Shares that such Stockholder is entitled to vote at any meeting of stockholders of LBI (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, solely on the matters and in the manner specified in Section 3(a) hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Such Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to such Stockholder's LBI Voting Shares that such Stockholder may have heretofore appointed or granted and no subsequent proxy or power of attorney directly relating to the issues specified in Section 3(a) (except in furtherance of such Stockholder's obligations under Section 3(a) hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as this Agreement remains in effect.

         (c) Termination. This Agreement shall terminate on the date (the "Termination Date") that is the earlier of (a) the Closing Date and (b) the date on which the Merger Agreement is terminated in accordance with its terms.

            4. Miscellaneous.

         (a) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         (b) Further Assurances. Each Stockholder, LBI and USAuto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         (c) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

         (e) Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         (f) Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         (g) Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         (h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         (i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy or facsimile (but only if a copy of such telecopy or facsimile is delivered to the recipient by a recognized next-day courier service), (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as have been previously designated in writing to the party sending such notice by the party to receive such notice:

                  if to LBI:

                  Liberte Investors Inc.
                  676 North Michigan Avenue, Suite 3300
                  Chicago, Illinois 60611
                  Fax: (312) 327-4525
                  Attention: Donald J. Edwards

                  with a copy to

                  Kirkland & Ellis LLP
                  200 East Randolph Drive
                  Chicago, Illinois 60602
                  Fax: (312) 861-2200
                  Attention: Sanford E. Perl

                  if to USAuto:

                  USAuto Holdings, Inc.
                  3813 Green Hills Village Drive
                  Nashville, Tennessee 37215
                  Fax:  (615) 844-2898
                  Attention:  Stephen J. Harrison

                  with a copy to

                  Covington & Burling
                  1201 Pennsylvania Avenue, NW
                  Washington, DC  20004
                  Fax:  (202) 662-6291
                  Attention:   Ralph C. Voltmer

                  if to the Stockholders:

                  Hunter's Glen/Ford, Ltd. and Turtle Creek Revocable Trust 200 Crescent Court, Suite 1350
                  Dallas, Texas 75201
                  Fax:  (214) 871-5199
                  Attention:  Gerald J. Ford

                  with a copy to:

                  Haynes & Boone, LLP
                  901 Main Street, Suite 3100
                  Dallas, Texas 75202
                  Fax:  (214) 200-0369
                  Attention:  Michael M. Boone

         (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such state.

         (k) Submission to Jurisdiction; Waivers. Each of the parties to this Agreement hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and/or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         (l) Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

         (m) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (n) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                     * * * *

         IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement to be duly executed and delivered as of the date first written above.



                                   LIBERTE INVESTORS INC.

                                   By: /s/ Donald J. Edwards
                                       ----------------------------------------
                                   Name:  Donald J. Edwards
                                   Title: President and Chief Executive Officer


                                   USAUTO HOLDINGS, INC.

                                   By: /s/ Stephen J. Harrison
                                       ----------------------------------------
                                   Name:  Stephen J. Harrison
                                   Title: President and Chief Executive Officer


                                   HUNTER'S GLEN/FORD, LTD.

                                   By:    Ford Diamond Corporation,
                                          general partner

                                   By: /s/ Gerald J. Ford
                                       ----------------------------------------
                                   Name:   Gerald J. Ford
                                   Title:  President

                                   By: /s/ Gerald J. Ford
                                       ----------------------------------------
                                   Name:   Gerald J. Ford
                                   Title:  General Partner

                                   TURTLE CREEK REVOCABLE TRUST

                                   By: /s/ Gerald J. Ford
                                       ----------------------------------------
                                   Name:   Gerald J. Ford
                                   Title:  Trustee

                                    EXHIBIT A

           Common Stock held by Stockholders on a Fully Diluted Basis

                                                                 Number of Shares     Percentage of Shares
                                                                 of Common Stock        of Common Stock
                    Name                                        Beneficially Owned      Outstanding(1)
------------------------------------------------------------   --------------------   --------------------
          Hunter's Glen/Ford, Ltd.                                        8,002,439                   38.9%
        Turtle Creek Revocable Trust                                        763,800                    3.7%



----------
(1) Based on 20,589,430 shares of Common Stock of LBI outstanding at September 22, 2003.

                                    EXHIBIT B


None.